Exhibit 10.24

[Execution Version]

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of June 24, 2011 (the “Effective Date”) by and among Elevance Renewable Sciences, Inc., a Delaware corporation (the “Company”), Cargill, Incorporated, a Delaware corporation (“Cargill”), Materia, Inc., a Delaware corporation (“Materia Inc.”), Materia Innovations, LLC, a Delaware limited liability company (“Materia Innovations”), TPG STAR, L.P., a Delaware limited partnership (“TPG Star”), TPG Biotechnology Partners II, L.P., a Delaware limited partnership (“TPG Bio”), Navelance SA, a Luxembourg Societe Anonyme (“Naxos”), Total Energy Ventures International, a French Societe par Actions Simplifiee (“Total”), BCP Investment, L.P., a Delaware limited partnership (“BCP”), Robert Shapiro (“Shapiro”) and any undersigned party who is a Major Preferred Stockholder (as hereinafter defined) on the date such party executes this Agreement. Cargill, Materia Inc., Materia Innovations, TPG Star, TPG Bio, Naxos, Total, BCP and Shapiro are each sometimes individually referred to herein as an “Investor” and are collectively referred to herein as the “Investors.” TPG Star, TPG Bio, Naxos, Total, BCP and Shapiro are collectively referred to herein as the “Preferred Stock Investors.” TPG Star and TPG Bio are sometimes collectively referred to herein as “TPG.” Materia Inc. and Materia Innovations are sometimes collectively referred to herein as “Materia.” Each Investor is listed in Exhibit A attached hereto.

R E C I T A L S

A. Cargill, Materia, Materia Innovations and Shapiro own shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”). TPG owns shares of the Company’s Series B Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”) and warrants to purchase shares of Series B Preferred Stock (the “TPG Warrants”).

B. Naxos, Total, BCP and Shapiro own shares of the Company’s Series C Preferred Stock, $0.0001, par value per share (“Series C Preferred Stock”). Pursuant to that certain Subscription Agreement, dated of even date herewith among Naxos, Total, BCP, Shapiro (collectively, the “Series D Investors”) and the Company (the “Subscription Agreement”), Series D Investors are purchasing from the Company shares of the Company’s Series D Preferred Stock, $0.0001 par value per share (“Series D Preferred Stock”). The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company are sometimes collectively referred to in this Agreement as the “Preferred Stock”.

C. The Subscription Agreement provides that, as a condition to consummation of certain transactions contemplated thereunder, including, without limitation, the purchase of Series D Preferred Stock by the Series D Investors, the Company and other parties thereto will amend and restate that certain First Amended and Restated Investors’ Rights Agreement made and entered into between the Company and certain of its stockholders dated as of December 6, 2010 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Prior Agreement”) by entering into this Agreement, which will supersede and replace the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1 INFORMATION RIGHTS.

1.1 Financial Information. Subject to the terms and conditions of this Agreement, the Company covenants and agrees that, beginning after the Effective Date, the Company will:

(a) Annual Reports. Furnish to each Investor, as soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of operations, a consolidated statement of cash flows and a consolidated statement of stockholder’s equity of the Company and its subsidiaries for such fiscal year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year, all prepared in accordance with generally accepted accounting principles (“GAAP”) and practices and audited by independent certified public accountants selected and approved by the Board of Directors of the Company (the “Board”);

(b) Quarterly Reports. Furnish to each Investor as soon as practicable, and in any case within forty-five (45) days of the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of operations and an unaudited statement of cash usage of the Company for such fiscal quarter and the fiscal year to date;

(c) Monthly Reports. Furnish to each Major Preferred Stockholder as soon as practicable, and in any case within thirty (30) days after the end of each calendar month (except the last month of the Company’s fiscal year), monthly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of operations, and an unaudited statement of cash usage covering such month and the fiscal year to date; and

(d) Annual Budget and Operating Plan. Furnish to each Major Preferred Stockholder as soon as practicable and in any event no later than thirty (30) days after Board approval thereof, an annual operating plan and budget for the next immediate fiscal year, and, as soon as prepared, any other updated or revised plan or budgets for such fiscal year prepared by the Company.

(e) Notification; Other Reports. Provide periodic (not less than on a quarterly basis) reports to each Major Preferred Stockholder comparing the Company’s financial and operating performance against the projections previously delivered to the Major Preferred Stockholders in May 2011 (the “Projections”) in such form as to be agreed by the Audit Committee of the Board within 120 days of the Effective Date.

(f) Major Preferred Stockholder. For purposes of this Agreement, the term “Major Preferred Stockholder” means any Investor for so long as such Investor holds at least 900,000 shares of Preferred Stock (such number of shares of Preferred Stock being subject to adjustments from time to time to reflect for stock splits, subdivisions, reverse stock splits or combinations affecting the number of outstanding shares of applicable series of the Preferred Stock held by such Investor).

1.2 Inspection Rights. The Company shall permit Cargill, Materia, Materia Innovations and each Major Preferred Stockholder, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s business, affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

1.3 Termination of Certain Investors’ Information and Inspection Rights. Notwithstanding anything to the contrary herein, the rights of Cargill, Materia or Materia Innovations (each, a “Section 1.3 Investor”) under Section 1.2 hereof will automatically expire and terminate immediately after the first date following the Effective Date on which such Section 1.3 Investor no longer holds shares of Common Stock that are at least twenty-five percent (25%) of the number of such Investor’s “Section 1.3 Shares” as set forth in Exhibit B hereto (such number of Section 1.3 shares to be appropriately adjusted from time to time to reflect applicable stock splits, combinations, dividends and like events affecting the number of outstanding shares of Common Stock). The provisions of this Section 1.3 are not applicable to any party to this Agreement other than Cargill, Materia and Materia Innovations.

1.4 Confidentiality. Each Investor agrees to use (and to use commercially reasonable efforts to ensure that its authorized representatives use) the same degree of care as such Investor uses to protect its own confidential information to keep confidential any Company Confidential Information (as defined below). As used herein, with respect to each Investor “Company Confidential Information” means information regarding the Company or parties with whom the Company has business dealings that (a) the Company designates as confidential or proprietary information, (b) would reasonably be understood by a prudent business person to be confidential or proprietary information or (c) is furnished or made available to such Investor by the Company pursuant to this Agreement; except that Company Confidential Information shall not include any such information that (i) was in the public domain prior to the time it was furnished or made available to such Investor or its authorized representatives; (ii) is or becomes (through no willful or improper action or inaction by such Investor or its authorized representatives) generally available to the public; (iii) was in such Investor’s possession or known by such Investor or its authorized representatives (as evidenced by written records) without restriction on use thereof prior to its or their receipt of such information from the Company; (iv) was rightfully disclosed to such Investor or its authorized representatives by a third party without restriction on disclosure or use; (v) is disclosed with the prior written approval of the Company; or (vi) was independently developed (as evidenced by written records) by such Investor or its authorized representatives without any use of or reference to the Company’s confidential or proprietary information. Each Investor further agrees not to use any such Company Confidential Information for any purpose other than monitoring or managing its investment in the Company, making decisions regarding the voting of its shares of the Company’s stock and its investment in the Company and not to disclose any Company Confidential Information except as permitted under this Section 1.4 or as consented to by the Company in writing. Notwithstanding the foregoing, any Investor may disclose Company Confidential Information on a confidential basis to any former, current or prospective partner, limited partner, general partner, member, officer, director, manager or management company of such Investor or any person with whom such Investor is discussing a bona fide potential sale of any of securities of the Company owned by such Investor, or any employee or representative of any of the foregoing (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor or Permitted Disclosee, so long as such Permitted Disclosees are subject to equivalent confidentiality obligations with respect to the Company Confidential Information (which confidentiality obligations may include fiduciary obligations or obligations arising from such Permitted Disclosee’s professional ethical obligations). Furthermore, nothing contained in this Section 1.4 shall prevent any Investor or Permitted Disclosee from, and such Investors and Permitted Disclosees shall be permitted to: (a) enter into any business, enter into any agreement with a third party, or invest in or engage in investment discussions with any other company (whether or not competitive with the Company) or manage and/or participate in the management of, or join the boards of directors (or similar organizations) of any of such Investor’s or Permitted Disclosee’s current or future investments, provided that such Investor or Permitted Disclosee does not, except as otherwise permitted in accordance with this Section 1.4, disclose or use any Company Confidential Information in connection with such activities; and (b) make any disclosures required by law, rule, regulation, subpoena or court or other governmental order, or in connection with the defense or prosecution of claims in any legal proceeding to which such Investor or its Permitted Disclosees are a party or witness, provided that, to the extent reasonably possible, such Investor first gives the Company advance written notice of such disclosure and an opportunity to seek a protective order or similar protection of the confidentiality of such Company Confidential Information. Notwithstanding anything to the contrary herein, the Company agrees that any Investor may use, but not disclose, Residual Knowledge in evaluating, making or managing investments or investment relationships. “Residual Knowledge” is knowledge of ideas, concepts and know-how that are Company Confidential Information that is retained in the memories of persons who have had rightful access to Company Confidential Information.

1.5 Termination of Certain Rights. The Company’s obligations under Sections 1.1 and 1.2 above will terminate upon the earlier to occur of: (i) the closing of a Qualified IPO (as defined in Section 2.11); (ii) the closing of a “Combination” (as such term is defined in Section 3.3 of the Company’s Restated Certificate of Incorporation that is in effect on the Effective Date of this Agreement) (the “Restated Certificate”) if, as a result of such Combination, the outstanding shares of the Company’s capital stock are converted into or exchanged solely for (a) cash, (b) rights to cash, (c) contingent cash payments and/or (d) securities whose issuer is subject to the periodic reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if such securities are then publicly traded on a nationally recognized securities exchange or automated securities quotation system (such a Combination is hereinafter referred to as an “Exit Combination”), and (iii) the liquidation, dissolution or winding up of the Company. In addition, (and without limiting the provisions of Section 1.3) an Investor’s rights under Sections 1.1 and 1.2 alone will expire and terminate if such Investor no longer owns any shares of the Company’s capital stock or any options, warrants or rights to acquire capital stock of the Company.

2 REGISTRATION RIGHTS.

2.1 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refers to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means:

(1) all shares of Common Stock held by Cargill, Materia and Materia Investors (the “Common Registrable Shares”) or any other Person that becomes a party to this Agreement in accordance with its terms;

(2) all the shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock (“Series C Registrable Securities”);

(3) all the shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock or other preferred stock of the Company (including but not limited to any shares of Series B Preferred Stock or other preferred stock of the Company acquired upon the exercise or conversion of any of the TPG Warrants) now held by or hereafter issued to TPG Star, TPG Bio and/or any of their respective Affiliates (“Series B Registrable Securities”);

(4) all the shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock (“Series D Registrable Securities”)

(5) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in any of clauses (1), (2), (3) or (4) of this subsection 2.1(b) or on any shares of Common Stock described in this clause (5);

excluding in all cases, however, any (A) Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement and (B) any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act; provided, however that notwithstanding anything herein to the contrary, the Excluded Shares (as hereafter defined) shall not be Registrable Securities for the purposes of Section 2.2 or Section 2.12 of this Agreement. As used herein, the term “Excluded Shares” means and includes, collectively, (i) the Common Registrable Shares and (ii) all shares of Common Stock described in clause (4) of this Section that are issued, directly or indirectly, in respect of any Common Registrable Shares.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities Then Outstanding” shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding, or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants (including but not limited to the TPG Warrants) or then outstanding Preferred Stock or convertible securities (or upon the conversion of Preferred Stock or convertible securities issuable upon the exercise of any such options or warrants, including but not limited to the TPG Warrants); provided, however, that the Excluded Shares shall not be included in, or considered to be, “Registrable Securities Then Outstanding” for purposes of Section 2.2 or Section 2.12 of this Agreement.

(d) Holder. “Holder” means any person owning of record Registrable Securities who (i) is a party to this Agreement or (ii) is an assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of outstanding shares of Preferred Stock shall be deemed to be the Holder of the Registrable Securities issuable upon the conversion of such shares of Preferred Stock and each holder of a TPG Warrant shall be considered to be the owner of the Registrable Securities issuable upon the exercise of such TPG Warrant or issuable upon the conversion of any shares of Preferred Stock or other capital stock issuable upon the exercise of such TPG Warrant; provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock or the TPG Warrants and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock or to exercise the TPG Warrants in order to exercise the registration rights granted hereunder as to such Registrable Securities, until immediately before the closing of the offering to which the registration relates; provided, however, that a person who owns of record no Registrable Securities other than Excluded Shares shall not be a “Holder” for purposes of Section 2.2 or Section 2.12 of this Agreement and, for purposes of Section 2.2 and Section 2.12, no person shall be deemed to be a Holder to the extent that such person is a holder of Excluded Shares.

(e) Form S-3. The term “Form S-3” means such form of registration statement under the Securities Act as is in effect on the Effective Date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

(h) Affiliate. An “Affiliate” of a person means a corporation, partnership, limited liability company or other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person, where (for purposes of this definition) “control” of a person means the direct or indirect ownership of voting securities and/or equity interests possessing more than fifty percent (50%) of the total voting power possessed by all outstanding securities and equity interests of such person

(i) Qualified IPO. The term “Qualified IPO” shall have the meaning given to such term in the Company’s Certificate of Incorporation in effect at the time in question; provided however, that if the Company’s Certificate of Incorporation does not contain the term “Qualified IPO”, then the term “Qualified IPO” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds Fifty Million Dollars ($50,000,000) and the public offering price per share of which equals or exceeds Thirty-Five Dollars ($35.00) per share of Common Stock (such public offering price per share of Common Stock to be subject to proportional adjustment from time to time to reflect (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision (or stock split) of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination (or reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock)

(j) Series B Director. “Series B Director” means, at the time in question, any of the members of the Board who, pursuant to the provisions of the Company’s Certificate of Incorporation then in effect at such time, are elected to the Board by the vote or consent of the holders of the outstanding Series B Preferred Stock, voting as a separate series.

(k) Series C Director. “Series C Director” means, at the time in question, any of the members of the Board who, pursuant to the provisions of the Company’s Certificate of Incorporation then in effect at such time, are elected to the Board by the vote or consent of the holders of the outstanding Series C Preferred Stock, voting as a separate series.

2.2 Demand Registration.

(a) Request by Holders. If the Company shall receive at any time after the earlier of (i) one hundred and eighty (180) days after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act and (ii) November 20, 2011, a written request from one or more Major Preferred Stockholders who individually or collectively are Holders of (x) a majority of the Series B Registrable Securities, (y) a majority of the Series C Registrable Securities and (z) a majority of the Series D Registrable Securities (“Demand Holder(s)”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and effect, as soon as practicable, and in any event within 90 days after the receipt of the written request from the Demand Holder(s), the registration under the Securities Act of all Registrable Securities which the Holder(s) request to be registered and included in such registration by written notice given by such Holder(s) to the Company within twenty (20) days after the Request Notice is deemed delivered pursuant to Section 6.1, subject only to the limitations of this Section 2.2; provided, however, that the Company shall not have any obligation to effect the filing of a registration statement under this Section 2.2(a): (i) if the Registrable Securities requested by all Holder(s) to be registered pursuant to a request hereunder have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of less than Seven Million Five Hundred Thousand Dollars ($7,500,000); or (ii) if the registration requested by the Holders pursuant to this Section 2.2 has not been approved by Series B Directors and Series C Directors who are then members of the Board and then constitute at least seventy-five percent (75%) of the total number of Series B Directors and Series C Directors that can then be elected to the Board under the Company’s Certificate of Incorporation as then in effect; provided however, that this clause (ii) shall not apply to any request for registration under this Section 2.2 if either (A) the Company has previously consummated a Qualified IPO at the time the Request Notice is given or (B) the Company’s Certificate of Incorporation does not require approval of such registration by seventy-five percent (75%) of the total number of Series B Directors and Series C Directors that can then be elected to the Board; or (iii) during any period beginning with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred and eighty (180) days following the effective date of, any Company-initiated registration under the Securities Act (other than a registration relating solely to any employee stock, stock option or benefit plan or any similar compensatory plan, or a corporate reorganization, business combination or other transaction under Rule 145 of the Securities Act); provided that the Company’s right under this clause (iii) not to file a registration statement shall be contingent upon the Company providing notice to the Initiating Holders (as defined below) within thirty (30) days of their request under this Section 2.2 of the Company’s intent to file such a Company-initiated registration statement within ninety (90) days and the Company thereafter actively employing in good faith, reasonable efforts to cause such Company-initiated registration statement to become effective.

(b) Underwriting. If the Demand Holder(s) initiating the registration request under this Section 2.2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the Request Notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among each of the Holders requesting inclusion of their Registrable Securities in the underwriting on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each such Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company (including all securities proposed to be issued by the Company and included therein and any other already-outstanding securities that are not Registrable Securities or that are not (under the terms of this Agreement) Registrable Securities for purposes of this Section 2.2) are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2, counting for these purposes only (i) registrations which have been declared or ordered effective, remain in effect and as to which no stop order is then in effect or pursuant to which the distribution described therein has been completed, and (ii) demand registrations under this Section 2.2 that are forfeited in accordance with the terms and conditions of Section 2.2(e).

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right together with the similar right in Section 2.4(b)(3) more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in any employee stock, stock option or benefit plan or any similar compensatory plan, or a registration relating to a corporate reorganization, business combination or other transaction under Rule 145 of the Securities Act).

(e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements (up to $200,000) of one counsel for the selling Holders selected by the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all underwriters’ discounts and commissions. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 (and the Holders electing to participate in such registration shall bear all such expenses on a pro rata basis according to the number of Registrable Securities they elected to include in such registration) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities who have requested such registration agree to forfeit their right to one (1) then available demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not be required to forfeit a demand registration pursuant to this Section 2.2.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee stock, stock option or benefit plan or any similar compensatory plan, or a corporate reorganization, business combination or other transaction under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after the above-described notice from the Company is deemed delivered pursuant to Section 6.1, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement, on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each such Holder, and third, to all other stockholders of the Company requesting inclusion of securities of the Company in such registration; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering, from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. If shares are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.3(a), then the Company shall use reasonable efforts to offer to all Holders who had requested that their Registrable Securities be included in the offering (and not withdrawn such request) the opportunity to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the Holders requesting additional inclusion in the manner set forth above; provided however, that the terms and conditions under which such opportunity to include additional Registrable Securities is provided shall be established by the Company in its sole discretion and provided, further, however, that the Company shall have no obligation pursuant to this sentence to the extent that offering any Holders such opportunity could reasonably be expected to delay or otherwise impair the success of the offering. For any Holder which is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined in this sentence.

(b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters’ discounts and commissions), including, without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders (up to $100,000) selected by the selling Holders, shall be borne by the Company.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Series B Registrable Securities, Series C Registrable Securities and/or Series D Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after such written notice from the Company is deemed delivered pursuant to Section 6.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(1) if Form S-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Million Dollars ($5,000,000);

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that the Company may not utilize this right together with the similar right in Section 2.2(d) more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a employee stock, stock option or benefit plan or any similar compensatory plan, or a registration relating to a corporate reorganization, business combination or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, counting for these purposes only registrations which have been declared or ordered effective, remain in effect and no stop order is then in effect or pursuant to which the distribution described therein has been completed; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4 (excluding underwriters’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders (up to $70,000) selected by the selling Holder(s) and counsel for the Company.

(d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially diligent efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the earlier to occur of (i) one hundred twenty (120) days following the effective date and (ii) the last date on which all Registrable Securities with respect to which such registration statement was filed are sold.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days or until the distribution described in such registration statement is completed, if earlier.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Notify each Holder promptly after the Company receives notice thereof, of the time when such registration statement has become effective or a supplement of such registration has been filed.

(k) Advise each Holder promptly after the Company shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the threatening of any proceeding for such purpose and promptly use all best efforts to prevent the issuance of any stop order should such be issued.

(l) Make generally available to its security holders, and to deliver to the Holders an earnings statement of the Company (that will satisfy the provisions of Section 11(a) of the Securities Act) covering a period of twelve (12) months beginning after the effective date of the registration statement (as defined in Rule 158(c) under the Securities Act) as soon as is reasonably practicable after the termination of such twelve (12) month period.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 with respect to any selling Holder that such selling Holder shall furnish to the Company such information regarding such selling Holder, the Registrable Securities held by such selling Holder, and such selling Holder’s intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, managers, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, manager, member, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, manager, member, officer, director, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each Holder selling Registrable Securities under a registration statement of the Company will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed such registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, managers, members, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner, manager, member, or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, manager, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or violations that resulted in such loss, liability, claim, damage or expense, as well as any other equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of net proceeds received by such Holder (such amount to be combined with any amounts paid by such Holder pursuant to Section 2.8(b)); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(e) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners or Affiliates of the Holder who agree with the Company in writing to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such other period up to a maximum of 34 additional days as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); (the “Lock-Up Period”) provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement;

(b) all stockholders of the Company who hold in excess of one percent (1%) of the then outstanding Common Stock and Common Stock equivalents of the Company and all executive officers and directors of the Company enter into similar agreements and, if any such stockholder is released from such agreement with respect to any shares of Common Stock or Common Stock equivalents, then each Investor shall be released to the same extent (based on the percentage of shares released) as the applicable stockholder.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Company shall reissue certificates without such legends at the request of any Holder thereof if the Company has completed its initial public offering of the Company’s securities and the Lock-Up Period, as it may be extended by this Section 2.9, has expired. Each Holder further agrees to enter into any agreement reasonably requested by the underwriters to implement the foregoing within any reasonable timeframe so requested.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) Make and keep current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

2.11 Termination of the Company’s Obligations. The Company shall have no obligations under this Section 2 with respect to any request or requests for registration made: (i) on a date more than four (4) years after the closing of a Qualified IPO (or such later date as may be agreed to by the parties); (ii) with respect to any Registrable Securities proposed to be sold by a Holder if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by such Holder may be sold by such Holder in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act; (iii) on or after (A) the closing of an Exit Combination (as defined in Section 1.5) or (B) the liquidation, dissolution or winding up of the Company.

2.12 No Future Grants of Registration Rights. From and after the Effective Date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities Then Outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would give such holder or prospective holder any registration rights if (a) such registration rights would be pari passu with, or senior to, any registration rights provided under this Agreement or (b) such holder would not be bound by obligations similar to the obligations of the Holders set forth in Sections 2.2(e), 2.8 and 2.9.

3 RIGHT OF FIRST REFUSAL.

3.1 General. Each Preferred Stock Investor and any party to whom such Preferred Stock Investor’s rights under this Section 3 have been duly assigned in accordance with Section 4.1(c) (each such Preferred Stock Investor or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement; provided, however, that such right is contingent upon such Rights Holder demonstrating to the Company’s satisfaction that it is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) if such issuance of New Securities is offered only to accredited investors. A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of shares of Registrable Securities held by such Rights Holder, to (b) a number of Registrable Securities held by all Rights Holders.

3.2 New Securities. “New Securities” shall mean any shares of capital stock of the Company (including but not limited to Common Stock of the Company or shares of any class or series of preferred stock of the Company), whether now authorized or not, and any rights, options or warrants to purchase any capital stock of the Company, and securities of any type whatsoever that are, or may become, convertible or exchangeable into capital stock of the Company; provided, however, that the term “New Securities” does not include:

(a) shares of Series D Preferred Stock issued under the Subscription Agreement on the date hereof, and/or any shares of Common Stock issuable upon the conversion of such shares of Series D Preferred Stock;

(b) any shares of Common Stock issuable upon the conversion of the Series C Preferred Stock;

(c) (i) Series B Preferred Stock or other capital stock of the Company (other than shares of Series C Preferred Stock) issued or issuable upon the exercise of the TPG Warrants in accordance with the terms thereof and (ii) shares of Common Stock and/or any other capital stock of the Company issuable upon the conversion of shares of Series B Preferred Stock and other capital stock (other than Series C Preferred Stock) issued pursuant to clauses (i) and (ii) above of this subparagraph (c);

(d) shares of capital stock issuable upon the exercise or conversion of any warrants or options that are outstanding as of the Effective Date of this Agreement or upon conversion of any convertible securities that are issued upon exercise thereof; or

(e) Any securities that are excluded from the definition of “Additional Shares of Common Stock” in subsection 5.8(b)(i) of Article V of the Restated Certificate.

3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities , it shall first give to each Rights Holder written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities proposed to be issued and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have twenty (20) days from the date of deemed delivery under Section 6.1 of any such Notice to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that such Holder did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase such Rights Holder’s full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering of New Securities on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders, at any time within five (5) days after deemed delivery under Section 6.1 of the Overallotment Notice.

3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) plus five (5) day period, then the Company shall have 90 days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 90 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

3.5 Termination. This right of first refusal shall terminate immediately before the earlier of the closing of: (i) a Qualified IPO and (ii) an Exit Combination (as defined in Section 1.5) and (iii) the liquidation, dissolution or winding up of the Company.

4 ASSIGNMENT AND AMENDMENT.

4.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights. The rights of an Investor under Section 1.1 and 1.2 hereof may be assigned by an Investor only to: (i) a transferee who acquires from such Investor (or such Investor’s permitted assigns) at least 700,000 Registrable Securities (such number of shares to be subject to adjustment as provided in Section 6.11); (ii) an Affiliate of an Investor who owns at least 100,000 Registrable Securities (such number of shares to be subject to equitable adjustment as provided in Section 6.11), provided that such rights will immediately terminate when such Affiliate ceases to be an Affiliate of an Initial Investor unless such Affiliate would then otherwise be eligible to be assigned such rights under the above clause (i) of this Section 4.1(a); (iii) a successor entity into which such Investor is merged or consolidated in a bona fide statutory merger or consolidation in which such successor entity succeeds to all such Investor’s assets, properties and liabilities and obligations by operation of law; or (iv) a successor entity which acquires all or substantially all such Investor’s assets and properties and assumes all such Investor’s obligations under all agreements between such Investor and the Company; and provided further, that notwithstanding the foregoing, for any such rights of an Investor under Section 1.1 or 1.2 that are given to or held only by Major Preferred Stockholders under the terms of this Agreement, such rights may be assigned only to an assignee who becomes a party to this Agreement as an “Investor” hereunder and who is a Major Preferred Stockholder (subject to the aggregation provisions of Section 6.12). A transferee which acquires such required number and type of shares of capital stock of the Company pursuant to an assignment made in accordance with the terms and conditions hereof shall be deemed to be an “Investor” for purposes of Section 1; provided, however that no party may be assigned any of the foregoing rights unless (A) the Company is given written notice by the assigning party within a reasonable time after such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, (B) such transfer of the securities of the Company is made in compliance with the terms and conditions relating to restrictions and conditions of transfer applicable to such securities, and (C) such assignee executes and delivers to the Company a counterpart signature page to this Agreement in a form reasonably satisfactory to the Company agreeing to be bound by all of the terms and conditions of this Agreement (including without limitation the provisions of this Section 4) as an “Investor” hereunder. Notwithstanding anything to the contrary in this Agreement, no rights under Sections 1.1 or 1.2 may be transferred or assigned to any party (other than an Affiliate of Investor) that the Board reasonably concludes is a competitor or potential competitor of the Company.

(b) Registration Rights. The registration rights of a Holder under Section 2 hereof may be assigned only to: (i) a party who acquires at least 500,000 Registrable Securities (such number of shares to be subject to adjustment as provided in Section 6.11); provided, however, that if a Holder under Section 2 hereof holds less than 500,000 Registrable Securities (such number to be subject to adjustment as provided in Section 6.11), then the registration rights under Section 2.3 may be transferred to a transferee who acquires all of such Holder’s Registrable Securities; (ii) a transferee of Registrable Securities that is a subsidiary, parent, affiliated venture capital, private equity or other investment fund, partner, limited partner, retired partner, member, retired member, stockholder, or Affiliate of such Holder; (iii) a successor entity into which such Holder is merged or consolidated in a bona fide statutory merger or consolidation in which such successor entity succeeds to all such Investor’s assets, properties and liabilities and obligations by operation of law; or (iv) a successor entity which acquires all or substantially all such Holder’s assets and properties and assumes all such Holder’s obligations under all agreements between such Holder and the Company; provided further, however, that no party may be assigned any of the foregoing rights unless (A) the Company is given written notice by the assigning party within a reasonable time after such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, (B) such transfer of the securities of the Company is made in compliance with the terms and conditions relating to restrictions and conditions of transfer applicable to such securities, and (C) such assignee executes and delivers to the Company a counterpart signature page to this Agreement in a form reasonably satisfactory to the Company agreeing to be bound by all of the terms and conditions of this Agreement (including without limitation the provisions of this Section 4) as an “Investor” hereunder; and provided further, that notwithstanding the foregoing, for any such rights of an Investor under Section 2 hereof that are given to or held only by Major Preferred Stockholders under the terms of this Agreement, such rights may be assigned only to an assignee who becomes a party to this Agreement as an “Investor” hereunder and who is a Major Preferred Stockholder (subject to the aggregation provisions of Section 6.12).

(c) Refusal Rights. The rights of a Rights Holder under Section 3 hereof may be assigned by such Rights Holder only to: (i) a transferee who acquires from such Rights Holder (or such Rights Holder’s permitted assigns) at least 500,000 Registrable Securities (such number of shares to be subject to adjustment as provided in Section 6.11) and who becomes a party to this Agreement as an “Investor” hereunder and who is a Major Preferred Stockholder; (ii) with respect to a particular offering of New Securities, a party who, both at the time of the assignment of such rights under Section 3 hereof and at the time of the exercise of such assigned rights of refusal under Section 3 hereof, is an Affiliate of such Rights Holder or is an affiliated venture capital, private equity or other investment fund of such Rights Holder; (iii) a successor entity into which such Rights Holder is merged or consolidated in a bona fide statutory merger or consolidation in which such successor entity succeeds to all such Investor’s assets, properties and liabilities and obligations by operation of law; or (iv) a successor entity which acquires all or substantially all such Rights Holder’s assets and properties and assumes all such Rights Holder’s obligations under all agreements between such Rights Holder and the Company; provided, however that no party may be assigned any of the foregoing rights unless (A) the Company is given written notice by the assigning party within a reasonable time after such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, (B) such transfer of the securities of the Company is made in compliance with the terms and conditions relating to restrictions and conditions of transfer applicable to such securities, and (C) such assignee executes and delivers to the Company a counterpart signature page to this Agreement in a form reasonably satisfactory to the Company agreeing to be bound by all of the terms and conditions of this Agreement (including without limitation the provisions of this Section 4) as an “Investor” hereunder. Notwithstanding anything to the contrary in this Agreement, no rights under Section 3 may be transferred or assigned to any party that the Board reasonably concludes is a competitor or potential competitor of the Company (other than to an Affiliate of an Investor).

4.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders of at least a majority of the Registrable Securities Then Outstanding; provided, however, that any amendment that adversely affects the rights of an Investor set forth herein in a manner different than other Investors shall not be effective as to such adversely affected Investor without its written consent.

5 CERTAIN COVENANTS OF THE COMPANY.

5.1 Option and Stock Awards; Vesting. Except as may be otherwise approved by the Board, each option grant, restricted stock award or similar equity grant made by the Company after the Effective Date of this Agreement to any employee, officer, director, contractor, consultant or adviser to the Company or any subsidiary of the Company (each, a “Service Provider”) as a compensatory transaction under any equity incentive plan or arrangement of the Company (in each case an “Award”) will provide for reasonable vesting of such Award as determined by the Board or a committee thereof. Subject to the continued provision of service, each Award will provide for the Company a freely assignable repurchase option to buy back at no greater than cost any unvested portion of the outstanding shares of Common Stock held by such Service Provider if such Service Provider’s employment or directorship with, or consulting to, the Company is terminated prior to the expiration of the vesting period of such Award.

5.2 Restrictions on Common Stock. Except as otherwise approved by the Board, all shares of Common Stock of the Company issued to Service Providers shall be subject to a freely assignable Company right of first refusal on transfers, a standard 180 day market standoff provision, and each Award shall prohibit transfers of unvested shares (except by operation of law or for estate planning purposes).

5.3 Invention Assignment Agreements. The Company shall require all employees to execute and deliver an inventions assignment and confidentiality agreement in substantially the form approved by the Board. The Company shall cause all consultants who are engaged to provide engineering or other technical services or who otherwise might have access to materials confidential information execute and deliver an agreement providing for the assignment to the Company of inventions conceived in the course of providing such services and the maintenance of confidential information as confidential.

5.4 Qualified Small Business Status. Within twenty (20) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company’s good-faith judgment after a reasonable investigation, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), or would constitute “qualified small business stock,” if determination of whether stock constitutes “qualified small business stock” were made by taking into account the modifications set forth in Section 1045(b)(4) of the Code.

5.5 Termination of Covenants. The Company’s obligations under this Section 5 shall terminate immediately before the earlier of the closing of (i) a Qualified IPO, (ii) an Exit Combination (as defined in Section 1.5) and (iii) the liquidation, dissolution or winding up of the Company.

6 GENERAL PROVISIONS.

6.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of delivery if personally delivered; (ii) one (1) business day following deposit with a nationally recognized express courier service (fees prepaid) with instructions to deliver no later than the following business day for deliveries within the United States; (iii) three (3) business days following deposit with an internationally recognized express courier service (fees prepaid) with instructions to deliver no later than three (3) business days later for deliveries across international borders; or (iv) for deliveries inside the United States only, three (3) business days following deposit in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto; and

(b) if to the Company, at 175 E Crossroads Parkway, Suite F, Bolingbrook, IL 60440.

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

6.2 Entire Agreement. This Agreement, together with all the Exhibits hereto entered into as of the date of this Agreement, constitutes and contains the full and entire agreement and understanding of the parties with respect to the granting by the Company of information rights, registration rights and rights of first refusal to certain Investors and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof (including, without limitation, the Prior Agreement).

6.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.

6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.6 Successors And Assigns. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

6.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement including, without limitation, determining who is a Major Preferred Stockholder hereunder and transfers of Registrable Securities by affiliated entities or persons may be aggregated together for the purpose of meeting the thresholds necessary to permit the assignment of any rights hereunder pursuant to the provisions of Section 4.1 hereof. For purpose of this Section 6.12 TPG Star and TPG Bio shall be treated at all times as affiliated entities.

6.12 [Intentionally omitted.]

6.13 Limited Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois (Eastern Division) solely over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.1.

(c) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

ELEVANCE RENEWABLE SCIENCES, INC.

By:	/s/ K’Lynne Johnson

Name:	K’Lynne Johnson

Title:	CEO

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

CARGILL, INCORPORATED

By:

Name:

Title:

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

MATERIA, INC.

By:

Name:

Title:

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

MATERIA INNOVATIONS, LLC

By:

Name:

Title:

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

TPG STAR, L.P.

By:	TPG STAR GenPar, L.P.

Its:	General Partner

By:	TPG STAR GenPar Advisors, LLC

Its:	General Partner

By:	/s/
Name:
Title:

TPG BIOTECHNOLOGY PARTNERS II, L.P.

By:	TPG Biotechnology GenPar II, L.P.

Its:	General Partner

By:	TPG Biotechnology GenPar II Advisors, LLC

Its:	General Partner

By:	/s/
Name:
Title:

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

NAVELANCE SA

By:	/s/ Jacques Reckinger
Jacques Reckinger, Director

and

By:	/s/ Christophe Piel
Christophe Piel, Director

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

TOTAL ENERGY VENTURES INTERNATIONAL

By:	/s/ Benoit Charpentier
Name: Benoit Charpentier
Title: Attorney-in-Fact

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

BCP INVESTMENT, L.P.

By:	Blum Investment Partners, Inc., its general partner

By:	/s/ Marc T. Scholvinck
Marc T. Scholvinck, Chief Financial Officer

(Signature Page to Second Amended and Restated Investor Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Robert Shapiro
Robert Shapiro

(Signature Page to Second Amended and Restated Investor Rights Agreement)

EXHIBIT A

List of Investors

Investor Name and Address

Cargill, Incorporated 15407 McGinty Road West Wayzata, MN 55391-2399 Attn:

Materia, Inc. 60 N. San Gabriel Blvd Pasadena, CA 91107 Attn: President

Materia Innovations, LLC 60 N. San Gabriel Blvd Pasadena, CA 91107 Attn:

TPG Star, L.P. c/o Texas Pacific Group 301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attn: General Counsel

TPG Biotechnology Partners II, L.P. c/o Texas Pacific Group 301 Commerce Street Suite 3300 Fort Worth, TX 76102 Attn: General Counsel

Navelance SA 40, boulevard Joseph II L-1840 Luxembourg Tel:00 352 45 31 31 Fax: 00 352 45 31 33 E-mail: Sam.Reckinger@bdl.lu and Christoph.PIEL@bdl.lu Attn: Sam Reckinger and Christoph Piel

With a copy to (which shall not constitute notice hereunder):

Jeffer Mangels Butler & Mitchell, LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067

Tel: 310 203-8080

Fax: 310 203-0567

E-mail: RS@JMBM.com

Attention: Robert Steinberg, Esq.

Total Energy Ventures International

Total S.A.

Legal Department - DG/DJ

Mergers/Acquisitions & Finance Department

Tour Coupole - 2, place Jean Millier - 92078

PARIS LA DEFENSE

Attn: Marc-Olivier Nicolas

Tel.: 33 (0) 1 47 44 26 88

Fax: 33 (0) 1 47 44 43 05

E-mail: marc-olivier.nicolas@total.com

BCP Investment, L.P. 909 Montgomery Street, Suite 400 San Francisco, California 94133 Tel: (415) 288-7274 Fax: (415) 283-0674

Robert Shapiro 158 East Walton Place, Apt 20A Chicago, IL 60611

EXHIBIT B

List of Investors; Section 1.3 Shares

Investor Name and Address	Section 1.3 Shares
Cargill, Incorporated 15407 McGinty Road West Wayzata, MN 55391-2399 Attn: _______________	893,645

Materia, Inc. 60 N. San Gabriel Blvd Pasadena, CA 91107 Attn: President	893,645

Materia Innovations, LLC 60 N. San Gabriel Blvd Pasadena, CA 91107 Attn: President	424,072